Exhibit 10.1

EXECUTION VERSION

AGREEMENT

This AGREEMENT (the “Agreement”) is made and entered into as of May 18, 2018, between Adient plc, a public limited company organized under the laws of Ireland (“Adient”) and Blue Harbour Group, L.P., a Delaware limited partnership (“Blue Harbour”). Certain capitalized terms used in this Agreement are defined in Section 11.

WHEREAS, as of the date hereof, funds managed by Blue Harbour (collectively, the “Funds”) beneficially own 6,550,490 shares of the issued and outstanding ordinary shares of Adient, par value $0.001 per share (the “Ordinary Shares”), which represents approximately 7.02% of the issued and outstanding Ordinary Shares;

WHEREAS, Adient and Blue Harbour have determined to come to an agreement with respect to the composition of Adient’s Board of Directors (the “Board”), and certain other matters;

WHEREAS, the Board, in exercising its independent judgment and prior to entering into this Agreement, determined that Peter H. Carlin would be highly qualified to serve on the Board due to his expertise in a broad range of financial and business matters; and

WHEREAS, Adient has determined that it is in the best interest of Adient and its shareholders, and Adient and Blue Harbour have agreed that it is in their mutual interest, to enter into this Agreement.

NOW, THEREFORE, in consideration of and reliance upon the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Board of Directors.

(a) During the Designation Term (defined below), for so long as Blue Harbour and the Funds continue to beneficially own at least four (4%) percent of the issued and outstanding Ordinary Shares (such amount, the “Ownership Threshold”), Blue Harbour shall be entitled to designate Peter H. Carlin (the “Designee”) to the Board subject to satisfaction of all reasonable corporate governance and informational requirements applicable to non-employee directors (including, but not limited to, the submission of a completed and signed written questionnaire with respect to the background and qualification of such individual; and, subject to the director nominee qualifications and criteria established by Adient’s Corporate Governance Committee from time to time, approval of such individual by Adient’s Corporate Governance Committee and Board), and any applicable legal and regulatory requirements regarding service and election or appointment as a director of Adient (collectively, the “Director Criteria”). Effective as of the date of the June 2018 meeting of Adient’s Audit Committee, the Board shall appoint the Designee to the Board as a director with a term initially expiring at Adient’s 2019 Annual General Meeting of Shareholders. Adient agrees to include the Designee (or the Replacement (defined below), as applicable) in its slate of director nominees at each shareholder meeting at which directors are to be elected from the date hereof until Adient’s 2020 Annual General Meeting of Shareholders (such term, the “Designation Term”). For the avoidance of doubt, the Designation Term shall not include Adient’s 2020 shareholder meeting. The Designee (or the Replacement, as applicable), upon appointment to the Board, will be subject to the same protections and obligations regarding confidentiality, conflicts of interests, fiduciary duties, trading and disclosure policies and other governance guidelines and policies and will have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees as are available generally to the other non-executive members of the Board.

(b) If the Designee resigns (including by reason of a change in principal business occupation or position or service on additional boards), or refuses to serve, or if the Designee is unable to serve due to death or disability, then so long as Blue Harbour and the Funds meet or exceed the Ownership Threshold, Blue Harbour shall be entitled, subject to the satisfaction of all the Director Criteria, to designate Clifton S. Robbins (the “Replacement”), and thereafter such individual shall be promptly appointed to the Board and shall be considered to be the “Designee” under this Agreement. Adient will use its reasonable best efforts to complete its approval process of the Replacement as promptly as practicable.

(c) Blue Harbour shall promptly (and in any event within three business days) notify Adient in writing if Blue Harbour and the Funds fail to satisfy the Ownership Threshold at any time (other than as a result of actions taken solely by Adient with the purpose of diluting Blue Harbour’s beneficial ownership of Ordinary Shares). Within two business days after appointment to the Board, Blue Harbour shall cause each of the Designee and the Replacement to deliver to Adient an irrevocable resignation letter pursuant to which he shall offer to resign from the Board and all applicable committees thereof effective immediately upon Blue Harbour and the Funds falling below the Ownership Threshold at any time following the date of this Agreement, which resignation the Board can decide whether or not to accept at such time.

2. Voting. During the Restricted Period (defined below), Blue Harbour shall cause, and shall cause the Funds to cause, all Ordinary Shares or any rights, warrants, options or other securities convertible into or exchangeable for Ordinary Shares or any other securities of Adient for which they have the right to vote, directly or indirectly, to be present in person or by proxy for quorum purposes and to be voted at any general, extraordinary, special or other meeting of shareholders, or at any adjournments or postponements thereof (any such general, extraordinary, special or other meeting or adjournment or postponement, a “Shareholder Meeting”), (a) in favor of each director nominated and recommended by the Board for election at any such Shareholder Meeting, (b) against any shareholder nominations for directors that are not approved and recommended by the Board for election at any such Shareholder Meeting and against any proposals or resolutions to remove any member of the Board and (c) in accordance with the recommendations by the Board on all other proposals of the Board set forth in Adient’s proxy statements.

3. Cooperation. Without the prior written consent of the Board, Blue Harbour shall not, and shall cause each of its respective Affiliates and Representatives not to, do any of the following for a period (the “Restricted Period”) commencing on the date hereof and ending on the date as of which the Designee (or the Replacement, as applicable) is no longer a director of the Board (provided that nothing in this Section 3 shall limit any actions that may be taken by the Designee (or the Replacement, as applicable) acting in his capacity as a director of Adient consistent with his fiduciary duties):

(a) acquire, offer or agree to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of Adient generally on a pro rata basis), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other “group” (within the meaning of Section 13(d)(3) of the Exchange Act), through swap or hedging transactions or otherwise, any voting securities of Adient or any voting rights decoupled from the underlying voting securities which would result in Blue Harbour or the Funds (together with any other Person or “group” referred to in this Section 3(a)) owning, controlling or otherwise having any ownership or voting interest in fifteen percent (15%) or more of the outstanding Ordinary Shares;

(b) threaten to dispose (explicitly or implicitly) of voting securities or any other equity interests of Adient or any of its subsidiaries or affiliates in any manner as a condition or inducement of specific action or non-action by Adient or any of its subsidiaries or affiliates;

(c) (i) engage, or in any way participate, directly or indirectly, in any “solicitation” (as such term is defined in Rule 14a-1(l) under the Exchange Act) of proxies or consents in any “election contest” with respect to Adient’s directors (regardless of whether it involves the election or removal of directors of Adient), (ii) seek to advise, encourage or influence any Person with respect to the voting of any voting securities of Adient in any “election contest” with respect to Adient’s directors (regardless of whether it involves the election or removal of directors of Adient), (iii) initiate, propose or otherwise “solicit” (as such term is defined in Rule 14a-1(l) under the Exchange Act) shareholders of Adient for the approval of shareholder proposals in connection with the election or removal of directors of Adient or (iv) induce or attempt to induce any other Person to initiate any such shareholder proposal;

(d) form, join or in any way participate in a partnership, syndicate, or other group, including any “group” as defined under Section 13(d)(3) of the Exchange Act (other than a “group” consisting solely of Blue Harbour and any of its Affiliates), with respect to any voting securities of Adient in connection with any “election contest” with respect to Adient’s directors or any shareholder proposal for consideration at any Shareholder Meeting except as otherwise expressly provided in this Agreement;

(e) deposit any Adient voting securities in any voting trust or subject any Adient voting securities to any arrangement or agreement with respect to the voting thereof, other than any such voting trust, arrangement or agreement solely among Blue Harbour and its Affiliates and except as expressly set forth in this Agreement;

(f) (i) make any proposal for consideration by shareholders at any Shareholder Meeting or through any referendum of shareholders, (ii) make any offer or proposal (with or without conditions) with respect to any merger, scheme of arrangement, takeover offer, acquisition, recapitalization, restructuring, disposition or other business combination (each, an “Extraordinary Transaction”) involving Blue Harbour and Adient, (iii) affirmatively solicit a third party to make an offer or proposal (with or without conditions) with respect to any Extraordinary Transaction involving Adient, or publicly encourage, initiate or support any third party in making such an offer or proposal, (iv) publicly comment on any third party proposal regarding any Extraordinary Transaction with respect to Adient prior to such proposal becoming public or (v) call or seek to call a Shareholder Meeting;

(g) advise, encourage, support or influence any Person with respect to the voting or disposition of any securities of Adient at any Shareholder Meeting, except in accordance with Section 1; or

(h) make or in any way advance any request or proposal to amend, modify or waive any provision of this Agreement other than in a nonpublic and confidential manner and which nonpublic and confidential request could not reasonably be expected by Adient to require public disclosure by any party hereto.

4. Registration of Shares.

(a) If at any time during the Restricted Period Blue Harbour informs Adient that it wishes to sell all or a portion of the Ordinary Shares owned by Blue Harbour and the Funds, Blue Harbour shall have the option to request (such request, a “Demand Registration”) that Adient register all or a portion of such Ordinary Shares on a shelf registration statement (including, if eligible, on an ASR shelf registration statement) (the “Registration Statement”), allowing for an underwritten offering, to be prepared and filed by Adient with the SEC (a “Registration”); provided, however, that Blue Harbour shall not have the right to make a Demand Registration prior to the filing by Adient of retrospective revisions to its audited financial statements for the fiscal year ended September 30, 2017 to reflect the addition of its SS&M reportable segment (whether such filing is made by Form 10-K, Form 8-K or otherwise). The Demand Registration shall be in writing and shall specify the number of Ordinary Shares to be registered. Blue Harbour shall make no more than two Demand Registrations.

(b) Adient shall cause a Registration Statement to be filed within 45 days after the date on which the Demand Registration is received by Adient from Blue Harbour in accordance with Section 4(a), and Adient shall use its reasonable best efforts to cause such Registration Statement to be declared effective by the SEC as soon as practicable thereafter (the date on which such Registration Statement is declared effective, the “Effectiveness Date”). Adient shall not be obligated to effect a Registration pursuant to this Section 4 for shares representing less than 1.75% of the Ordinary Shares then outstanding. For each Registration Statement declared effective pursuant to this Section 4(b), Adient shall use its reasonable best efforts to cause such Registration Statement to remain effective until the earlier of (i) the date that is three months from the Restricted Period and (ii) the date that is one year from the Effectiveness Date (the “Effectiveness Period”).

(c) Adient may postpone the filing or effectiveness of any Registration Statement (or amendment or supplement thereto) or suspend the use or effectiveness of any Registration Statement (and in each case suspend any other related action otherwise contemplated hereunder) (such period of postponement or suspension, the “Blackout Period”) if the Board determines in good faith that such Registration Statement would (i) interfere with a significant acquisition, corporate organization, financing, securities offering or other similar transaction involving Adient; (ii) require premature disclosure of material information that Adient has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Securities Exchange Act; provided, that (A) in the event Adient postpones the filing or effectiveness of any Registration Statement, Blue Harbour shall be entitled to withdraw such Demand Registration and, if such request is withdrawn, such request shall not count as one of the two permitted Demand Registrations hereunder and (B) in the event Adient suspends the use or effectiveness of any Registration Statement, the Blackout Period shall not count against the Effectiveness Period with respect to any Registration Statement declared effective pursuant to Section 4(b).

5. Designee Recusal. Blue Harbour agrees that the Board or any committee thereof, in the exercise of its fiduciary duties, may recuse the Designee (or the Replacement, as applicable) from any Board or committee meeting or portion thereof at which the Board or any such committee is evaluating and/or taking action with respect to (i) the exercise of any of Adient’s rights or enforcement of any of the obligations under this Agreement, (ii) any action taken in response to actions taken or proposed by Blue Harbour or its Affiliates with respect to Adient or (iii) any proposed transaction between Adient and Blue Harbour or its Affiliates.

6. Confidentiality.

(a) Blue Harbour acknowledges that information concerning the business and affairs of Adient (“Confidential Information”) may be disclosed to Blue Harbour by Adient or its subsidiaries, or by Adient’s or its subsidiaries’ Representatives. Blue Harbour agrees that (a) the Confidential Information will be used only in connection with Blue Harbour’s investment in Adient and in accordance with all of Adient’s written policies, including with respect to trading on material non-public information and will be kept confidential and that (b) it will not disclose, other than to its Representatives, any of the Confidential Information in any manner whatsoever without the specific prior written consent of Adient unless disclosure is required by applicable laws, regulations or valid legal process (subject to the requirements set forth in Section 6(b)); provided that the term “Confidential Information” shall not include information that (i) was in or enters the public domain or was or becomes generally available to the public, other than as a result of disclosure by each of Blue Harbour or its Representatives, (ii) was independently acquired or developed by Blue Harbour or its Representatives without violating any of their respective obligations under this Agreement or any other confidentiality agreement, or under any other contractual, legal, fiduciary or binding obligation of Blue Harbour or any of its Representatives, or (iii) is or becomes available or known to Blue Harbour or any of its Representatives on a non-confidential basis from a source other than Adient, provided that such other source is not bound by a confidentiality agreement with, or other obligation of confidentiality to, Adient or is not otherwise prohibited from disclosing such information to Blue Harbour or any of its Representatives. Blue Harbour agrees to undertake reasonable precautions to safeguard and protect the confidentiality of the Confidential Information, to accept responsibility for any breach of this Section 6 by any of its Representatives, including taking all reasonable measures (including court proceedings) to restrain Representatives from prohibited or unauthorized disclosures or uses of the Confidential Information. Adient hereby agrees that the Designee (or the Replacement, as applicable), if and to the extent he desires to do so, may disclose Confidential Information that he obtains while a member of the Board to Blue Harbour and may discuss such information with any and all Representatives of Blue Harbour, in each case, (A) so long as such person(s) is contractually bound by confidentiality obligations with respect to such Confidential Information that are substantially similar and no less restrictive than those set forth herein, (B) solely to the extent such person needs to know such Confidential Information in connection with Blue Harbour’s investment in Adient and (C) subject to the fiduciary duties of the Designee (or the Replacement, as applicable) as a member of the Board. Subject to the restrictions in Section 3(a), nothing in this Agreement or any Adient policy shall restrict Blue Harbour from trading on behalf of its clients in accordance with applicable law. Provided that Blue Harbour complies with the terms set forth in this Agreement, including those set forth in Sections 3 and 8, and does not disclose any Confidential Information, Blue Harbour may speak to its investors and other third parties, including other Adient shareholders, regarding Blue Harbour’s position in Adient.

(b) Notwithstanding anything in this Agreement to the contrary, in the event that Blue Harbour or any of its Representatives is required in connection with a legal, judiciary, regulatory or administrative investigation or proceeding, by interrogatories, subpoena, civil investigative demand or similar legally mandatory process (excluding any such requirement arising out of any action or proceeding initiated by Blue Harbour or its Representatives, including for the avoidance of doubt any requirement to make a filing with the SEC or under any securities laws or regulations) (each, a “Legal Requirement”), to disclose Confidential Information, it is agreed that Blue Harbour or such Representative will provide Adient prompt and, to the extent legally permissible, prior written notice of such Legal Requirement. Blue Harbour or its Representatives will provide Adient, in advance of any such disclosure, with a list of any Confidential Information it intends to disclose (and, if applicable, the text of the disclosure language itself) and to cooperate with Adient to the extent Adient seeks to limit such disclosure, including, if requested, taking all reasonable steps to resist or avoid any such judicial or administrative proceedings referred to above. In the event that (x) such protective order or other remedy is not obtained and disclosure of Confidential Information is required (and such requirement does not arise from a breach of this Agreement by Blue Harbour or any of its Representatives) or (y) Adient consents in writing to having the Confidential Information produced or disclosed pursuant to such Legal Requirement, Blue Harbour or such Representative, as the case may be, (i) may, without liability hereunder, furnish that portion (and only that portion) of the Confidential Information that Blue Harbour or such Representative’s legal counsel advises is legally required to be disclosed and (ii) will use reasonable efforts to obtain reasonable assurance that confidential treatment is accorded to any Confidential Information so furnished. In no event will Blue Harbour or its Representatives oppose any action by Adient to obtain a protective order or other relief to prevent the disclosure of the Confidential Information or to obtain reliable assurance that confidential treatment will be afforded to the Confidential Information.

7. Covenant Not to Sue. During the Restricted Period, Blue Harbour and each of its Affiliates and Representatives on the one hand, and Adient and each of its Affiliates and Representatives on the other hand, agrees not to sue or otherwise commence or continue in any manner, directly or indirectly, any suit, claim, action, right or cause of action in any court against the other; provided that (a) no party hereto shall be prohibited from enforcing its rights under and pursuant to this Agreement and (b) Blue Harbour shall not be prohibited from (i) making counterclaims with respect to any proceeding initiated by or on behalf of Adient or any of its current or former directors or officers or its Affiliates and Representatives against Blue Harbour or any of its Affiliates and Representatives or (ii) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement.

8. Non-Disparagement. Subject to applicable law, each of the parties hereto covenants and agrees that, during the Restricted Period, or if earlier, until such time as the other party or any of its agents, subsidiaries, Affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 8, neither it nor any of its respective agents, subsidiaries, Affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly criticize, disparage, call into disrepute, or otherwise defame or slander the other party or such other party’s subsidiaries, Affiliates, successors, assigns, officers (including any current officer of a party or a party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a party or a party’s subsidiaries who no longer serves in such capacity following the execution of this agreement), employees, shareholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other party, their businesses, products or services or their subsidiaries, Affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, shareholders, agents, attorneys or representatives;

9. Press Release and Other Public Disclosures.

(a) As soon as practicable on or after the date hereof and no later than one business day following the date of this Agreement, Adient shall announce this Agreement and the material terms hereof by means of a press release, the content of which shall be mutually agreed-upon by both parties hereto, in the form attached hereto as Exhibit A (the “Mutual Press Release”). Prior to the issuance of the Mutual Press Release, none of the parties shall issue any press release, public announcement or other public statement (including in any filing required under the Exchange Act) regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party. None of the parties hereto shall make any public statements (including in any filing with the SEC or any other regulatory or governmental agency, including any stock exchange) that are inconsistent with, or otherwise contrary to, the statements in the Mutual Press Release or the terms of this Agreement.

(b) Promptly following the date of this Agreement, Blue Harbour shall file with the SEC an amendment to its Schedule 13D in compliance with Section 13 of the Exchange Act reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the Mutual Press Release and the terms of this Agreement. Blue Harbour shall provide Adient and its Representatives with a reasonable opportunity to review the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any reasonable comments of Adient and its Representatives.

(c) No later than two business days following the date of this Agreement, Adient shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement which shall comply with all applicable requirements under Form 8-K, including the inclusion of a description of the material terms of the Agreement (the “Form 8-K”). The Form 8-K shall be consistent with the Mutual Press Release and the terms of this Agreement. Adient shall provide Blue Harbour with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any reasonable comments of Blue Harbour.

10. Representations and Warranties.

(a) Blue Harbour represents and warrants that (i) it has the power and authority to execute and deliver this Agreement and to perform all its obligations and consummate the transactions contemplated hereby, (ii) this Agreement has been duly and validly authorized, executed and delivered by Blue Harbour, constitutes a valid and binding obligation and agreement of Blue Harbour and is enforceable against Blue Harbour in accordance with its terms and (iii) other than the 6,550,490 Ordinary Shares subject to this Agreement, it and the Funds do not currently have, and do not currently have any right to acquire, any interest in any securities of Adient (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of Adient or any of its Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Ordinary Shares, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Ordinary Shares, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement).

(b) Adient hereby represents and warrants that (i) it has the power and authority to execute and deliver this Agreement and to perform all its obligations and consummate the transactions contemplated hereby, (ii) this Agreement has been duly and validly authorized, executed and delivered by Adient, constitutes a valid and binding obligation and agreement of Adient and is enforceable against Adient in accordance with its terms, and (iii) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Adient as currently in effect.

11. Definitions.

(a) “Affiliate” and “associate” have the respective meanings set forth in Rule 12b-2 under the Exchange Act.

(b) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(c) “Person” means any individual, partnership, corporation, limited liability company, or other entity, group, syndicate, trust, government or agency thereof, or any other association or entity.

(d) “Representatives” means with respect to each party, as applicable, such party’s partners, principals, directors, officers, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors.

(e) “SEC” means the Securities and Exchange Commission.

(f) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(g) “Third Party” means any Person that is not a party to this Agreement, a director or officer of Adient, or legal counsel to any party to this Agreement.

12. Construction.

(a) The term “including” and any variation thereof shall be deemed to be followed by the words “without limitation” except where the meaning clearly indicates otherwise.

(b) The heading references herein are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

(c) Unless the express context otherwise requires: (i) the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, (ii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if” and (iii) all references in this Agreement to a specific Section shall refer to Sections of this Agreement.

13. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt, (b) upon sending if sent by email to the email addresses below and the appropriate confirmation is received, (c) one day after being sent by nationally recognized overnight carrier to the addresses set forth below or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to Adient:

Adient plc

49200 Halyard Drive

Plymouth, Michigan 48170

Attention: General Counsel

E-mail: CO-General.Counsel@adient.com

With copies to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:  Joseph B. Frumkin

Audra D. Cohen

If to Blue Harbour:

646 Steamboat Road

Greenwich, Connecticut 06830

Attention: Robert Rasamny, Esq.

E-mail: rrasamny@bhgrp.com

With copies to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention: Eleazer Klein

E-mail: eleazer.klein@srz.com

14. Assignments. This Agreement shall not be assignable by operation of law or otherwise by Blue Harbour or Adient without the prior written consent of the other party. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the successors and permitted assigns of each party to this Agreement.

15. Remedies. Blue Harbour, on the one hand, and Adient, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed that Blue Harbour, on the one hand, and Adient, on the other hand, shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other party hereto will not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy or relief is available at law or in equity.

16. Governing Law. The performance, construction and enforcement of this Agreement and the documents executed in connection with this Agreement shall be governed by the laws of the State of Delaware, notwithstanding any choice of law or conflicts of law rule that would otherwise dictate the application of the law of a different jurisdiction. The parties agree that any action or proceeding in respect of any claim arising out of or related to this Agreement shall be brought exclusively in a federal or state court located in the State of Delaware (the “Chosen Court”) and (i) hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Chosen Court for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, (ii) waive any objection to laying venue in any such action or proceeding in the Chosen Court, (iii) waive any objection that the Chosen Court is an inconvenient forum or lacks jurisdiction and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 13. Each party hereto irrevocably and unconditionally waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement. Each of the parties hereto agrees that a final judgment in any lawsuit, action or other proceeding arising out of or relating to this Agreement brought in the Chosen Courts shall be conclusive and binding upon each of the parties hereto and may be enforced in any other courts the jurisdiction of which each of the parties hereto is or may be subject, by suit upon such judgment.

17. No Waiver. Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

18. Amendments; Counterparts. Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party hereto. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Signatures to this Agreement transmitted, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

19. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not intended to and does not confer any rights on, and is not enforceable by, any other Persons.

20. Severability. If at any time subsequent to the date first above written, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

21. Entire Agreement. This Agreement contains the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

ADIENT PLC

By:	/s/ R. Bruce McDonald
Name:	R. Bruce McDonald
Title:	Chairman & Chief Executive Officer

BLUE HARBOUR GROUP, L.P.

By:	/s/ Robert Rasamny
Name:	Robert Rasamny
Title:	General Counsel

Exhibit A

Mutual Press Release

Adient announces Peter H. Carlin to join automotive seat supplier’s Board of Directors

PLYMOUTH, Mich., May 18, 2018 — Adient plc (NYSE: ADNT), a global leader in automotive seating, today announced the appointment of Peter H. Carlin to Adient’s Board of Directors, effective June 4, 2018.

“We are pleased to welcome Peter to Adient’s Board of Directors,” said Bruce McDonald, Adient Chairman and Chief Executive Officer. “Over the past several months we have had many constructive discussions with Blue Harbour Group and are very much aligned on the key drivers that are expected to create value for Adient’s shareholders. Peter’s background will complement our board’s skills and experiences as we execute on our strategic goals.”

Carlin has been a Managing Director at Blue Harbour Group since 2014. Prior to joining Blue Harbour Group, Carlin was a Managing Member of Estekene Capital from 2009 to 2013. Previously, he was a Deputy Portfolio Manager at Alson Capital, where he worked from 2002 to 2009 and at Sanford Bernstein & Co. where he was a Buyside Research Analyst from 2000 to 2002. Carlin began his career at Morgan Stanley in the Mergers & Acquisitions Group. He earned his MBA from Columbia Business School in 1999, a JD from Columbia Law School in 1999, and a BA from the University of Pennsylvania in 1994.

About Adient:

Adient is a global leader in automotive seating. With 85,000 employees operating 238 manufacturing/assembly plants in 34 countries worldwide, we produce and deliver automotive seating for all vehicle classes and all major OEMs. From complete seating systems to individual components, our expertise spans every step of the automotive seat making process. Our integrated, in-house skills allow us to take our products from research and design all the way to engineering and manufacturing – and into more than 25 million vehicles every year. For more information on Adient, please visit adient.com.